Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AGCO Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑178399 and No. 333-142711) on Form S-8 of AGCO Corporation and subsidiaries (the Company) of our reports dated March 1, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of the Company.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Atlanta, Georgia
March 1, 2019